UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2019

ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38273	94-3290283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42307 Osgood Road, Suite I
Fremont, California	94539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 445-3700

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACMR	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:  Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☑

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2019, our subsidiary ACM Research (Shanghai), Inc., or ACM Shanghai, entered into a Partnership Agreement, or the Partnership Agreement, among Infotech National Emerging Industry Venture Investment Guidance Fund (LP), Hefei Guozheng Asset Management Co, Ltd., Hefei Economic and Technological Development Zone Industrial Investment Guidance Fund Co., Ltd., ACM Shanghai, Hefei Tongyi Equity Investment Partnership (LP) and Shenzen Waitan Technology Development Co., Ltd., as limited partners, and Beijing Shixi Qingliu Investment Co., Ltd., as general partner and manager, which we refer to as BSQ Investment, with respect to the formation of Hefei Shixi Chanheng Integrated Circuit Industry Venture Capital Fund Partnership (LP), a Chinese limited partnership based in Hefei, China, which we refer to as the Partnership.

The Partnership was formed for the purposes of engaging in equity venture capital investments in strategic emerging and high-tech industries with a focus on the semiconductor industry, including integrated circuit companies engaged in design, materials, equipment, components, maintenance, packaging and testing, technical services, and technologies. ACM Shanghai’s participation in the Partnership will, in addition to potentially providing financial returns on its investment, broaden ACM Shanghai’s access to startup-stage and emerging/intermediate-stage companies in the Chinese semiconductor industry. We believe that access to semiconductor-related companies can support ACM Shanghai’s efforts to identify and capitalize on advanced technology trends and to identify and assess opportunities to acquire businesses, technologies and products that will help us expand the breadth and features of our product offerings.

In connection with its investment activities, the Partnership may provide venture capital investment consulting services as well as entrepreneurial management services to venture companies. BSQ Investment, as general partner and manager, is empowered to, among other things, oversee the screening, determination, execution and management of the Partnership’s investments in projects and enterprises. In fulfilling its responsibilities, BSQ Investment must establish an Investment Decision-Making Committee, as the Partnership’s only investment decision-making body, to, among other things, review and determine the Partnership’s external investments and investment exits. The Investment Decision-Making Committee will consist of seven members, of whom BSQ Investment is to appoint three members, and four of the Partnership’s limited partners (or their affiliates), including ACM Shanghai, each appoint one member. The Partnership is required to invest more than sixty percent of its total subscribed capital in innovative enterprises in emerging industries (as such enterprises are defined in the Partnership Agreement) in their start-up, early or intermediate stages and to invest a majority of its total subscribed capital in enterprises within the Hefei Economic and Technological Development Zone. The Partnership may not invest more than twenty percent of its total asset value in a single company or group of affiliated companies.

Pursuant to the Partnership Agreement, on September 30, 2019 ACM Shanghai invested RMB 30,000,000 (approximately $4.2 million, based on the conversion rate of RMB to U.S. dollars as of September 30, 2019 as published by the State Administration of Foreign Exchange of the People's Republic of China), which represented ten percent of the Partnership’s total subscribed capital. Subject to future amendment of the Partnership Agreement, the Partnership will have a seven-year term and will make investments during the initial five years before exiting from those investments during the last two years of the Partnership’s term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACM RESEARCH, INC.

By:	/s/ Mark McKechnie
Mark McKechnie
Vice President of Finance

Dated: October 25, 2019